The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 5, 2021

March , 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM due March 15, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on the Review Date, the closing level of each of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM, which we refer to as the Indices, is at or above its Call Value.
•	The date on which an automatic call may be initiated is March 15, 2022.
•	The notes are also designed for investors who seek an uncapped return of at least 2.05 times any appreciation of the least performing of the Indices at maturity, if the notes have not been automatically called.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Indices. Payments on the notes are linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 12, 2021 and are expected to settle on or about March 17, 2021.
•	CUSIP: 48132TCZ7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $37.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $913.80 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Indices: The PHLX Semiconductor Sector IndexTM (Bloomberg ticker: SOX), the NASDAQ-100 Index® (Bloomberg ticker: NDX) and the NASDAQ-100® Technology Sector IndexSM (Bloomberg ticker: NDXT)

Call Premium Amount: $150.00 per $1,000 principal amount note

Call Value: With respect to each Index, 100.00% of its Initial Value

Upside Leverage Factor: At least 2.05 (to be provided in the pricing supplement)

Pricing Date: On or about March 12, 2021

Original Issue Date (Settlement Date): On or about March 17, 2021

Review Date*: March 15, 2022

Call Settlement Date*: March 18, 2022

Observation Date*: March 12, 2024

Maturity Date*: March 15, 2024

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing level of each Index on the Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value of each Index is greater than its Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Least Performing Index.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Index Return × Upside Leverage Factor)

If the notes have not been automatically called and (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or (ii) the Final Value of each Index is equal to its Initial Value, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Index Return)

If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value, you will lose some or all of your principal amount at maturity.

Least Performing Index: The Index with the Least Performing Index Return

Least Performing Index Return: The lowest of the Index Returns of the Indices

Index Return: With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date

Final Value: With respect to each Index, the closing level of that Index on the Observation Date

PS-1 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

Hypothetical Payout Profile

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The Call Premium Amount per $1,000 principal amount note if the notes are automatically called is $150.00.

PS-2 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to three hypothetical Indices if the notes have not been automatically called. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value for the Least Performing Index of 100.00; and
•	an Upside Leverage Factor of 2.05.

The hypothetical Initial Value of the Least Performing Index of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Index. The actual Initial Value of each Index will be the closing level of that Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of each Index, please see the historical information set forth under “The Indices” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value of the Least Performing Index	Least Performing Index Return	Total Return on the Notes	Payment at Maturity
165.00	65.00%	133.25%	$2,332.50
150.00	50.00%	102.50%	$2,025.00
140.00	40.00%	82.00%	$1,820.00
130.00	30.00%	61.50%	$1,615.00
120.00	20.00%	41.00%	$1,410.00
110.00	10.00%	20.50%	$1,205.00
105.00	5.00%	10.25%	$1,102.50
101.00	1.00%	2.05%	$1,020.50
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	-5.00%	$950.00
90.00	-10.00%	-10.00%	$900.00
80.00	-20.00%	-20.00%	$800.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

PS-3 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

How the Notes Work

Upside Scenario If Automatic Call:

If the closing level of each Index on the Review Date is greater than or equal to its Call Value, the notes will be automatically called and investors will receive on the Call Settlement Date the $1,000 principal amount plus the Call Premium Amount of $150.00.  No further payments will be made on the notes.

•	If the closing level of the Least Performing Index increases 20.00% as of the Review Date, the notes will be automatically called and investors will receive a 15.00% return, or $1,150.00 per $1,000 principal amount note.

Upside Scenario If No Automatic Call:

If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Least Performing Index Return times the Upside Leverage Factor of at least 2.05.

•	Assuming a hypothetical Upside Leverage Factor of 2.05, if the notes have not been automatically called and the closing level of the Least Performing Index increases 5.00%, investors will receive at maturity a 10.25% return, or $1,102.50 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or (ii) the Final Value of each Index is equal to its Initial Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Least Performing Index is less than its Initial Value.

•	For example, if the notes have not been automatically called and the closing level of the Least Performing Index declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Index is less than its Initial Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Index is less than its Initial Value. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to

PS-4 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of any Index, which may be significant. In addition, if the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value of each Index is greater than its Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Least Performing Index.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX —

Payments on the notes are not linked to a basket composed of the Indices and are contingent upon the performance of each individual Index. Poor performance by any of the Indices over the term of the notes may result in the notes not being automatically called on the Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Index.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING INDEX.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN ANY INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our

PS-5 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Indices

•	NON-U.S. SECURITIES RISK —

Some of the equity securities included in the Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	RISKS ASSOCIATED WITH THE SEMICONDUCTOR INDUSTRY WITH RESPECT TO THE PHLX SEMICONDUCTOR INDEXTM —

All or substantially all of the equity securities included in the PHLX Semiconductor Sector IndexTM are issued by companies whose primary line of business is directly associated with the semiconductor industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry

PS-6 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

than a different investment linked to securities of a more broadly diversified group of issuers.  Semiconductor companies face intense competition, both domestically and internationally, and this competition may have an adverse effect on profit margins.  Semiconductor companies may have limited product lines, markets, financial resources or personnel.  The products of semiconductor companies may face obsolescence due to rapid technological developments and frequent new product introduction, unpredictable changes in growth rates and competition for the services of qualified personnel.  Capital equipment expenditures could be substantial, and equipment generally suffers from rapid obsolescence.  Companies in the semiconductor industry are heavily dependent on patent and intellectual property rights.  The loss or impairment of these rights would adversely affect the profitability of these companies.  These factors could affect the semiconductor industry and could affect the value of the equity securities included in the PHLX Semiconductor Sector IndexTM and the level of the PHLX Semiconductor Sector IndexTM during the term of the notes, which may adversely affect the value of your notes.

•	RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM —

All or substantially all of the equity securities included in the NASDAQ-100® Technology Sector IndexSM are issued by companies whose primary line of business is directly associated with the technology sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs.  Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market.  Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability.  Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors could affect the technology sector and could affect the value of the equity securities included in the NASDAQ-100® Technology Sector IndexSM and the level of the NASDAQ-100® Technology Sector IndexSM during the term of the notes, which may adversely affect the value of your notes.

PS-7 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

The Indices

The PHLX Semiconductor Sector IndexTM is a modified market capitalization-weighted index designed to measure the performance of the 30 largest U.S.-listed semiconductor companies. For additional information about the PHLX Semiconductor Sector IndexTM, see Annex A in this pricing supplement.

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization. For additional information about the NASDAQ-100 Index®, see “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

The NASDAQ-100® Technology Sector IndexSM is an equal weighted, price-return index based on technology companies included in the NASDAQ-100 Index®. For additional information about the NASDAQ-100® Technology Sector IndexSM, see “Equity Index Descriptions — The NASDAQ-100® Technology Sector IndexSM” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Index based on the weekly historical closing levels from January 6, 2016 through February 26, 2021. The closing level of the PHLX Semiconductor Sector IndexTM on March 4, 2021 was 2,831.634. The closing level of the NASDAQ-100 Index® on March 4, 2021 was 12,464.00. The closing level of the NASDAQ-100® Technology Sector IndexSM on March 4, 2021 was 7,395.34. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Pricing Date, the Review Date or the Observation Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount.

PS-8 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject

PS-9 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that

PS-10 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-11 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

Annex A

The PHLX Semiconductor Sector Index™

All information contained in this pricing supplement regarding the PHLX Semiconductor Sector Index™, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”). The PHLX Semiconductor Sector Index™ was developed by, and is calculated, maintained and published by Nasdaq. Nasdaq does not have any obligation to continue to publish, and may discontinue publication of, the PHLX Semiconductor Sector Index™. The PHLX Semiconductor Sector Index™ is reported by Bloomberg L.P. under the ticker symbol “SOX.”

The PHLX Semiconductor Sector Index™ is a modified market capitalization-weighted index of the 30 largest U.S.-listed semiconductor companies. The PHLX Semiconductor Sector Index™ began on December 1, 1993 at a base value of 200.00.

PHLX Semiconductor Sector Index™ Calculation

At any moment in time, the value of the PHLX Semiconductor Sector Index™ equals the aggregate value of the then-current PHLX Semiconductor Sector Index™ share weights of each of the PHLX Semiconductor Sector Index™ component securities, which are based on the total shares outstanding of each such PHLX Semiconductor Sector Index™ component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported PHLX Semiconductor Sector Index™ value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is recommended for PHLX Semiconductor Sector Index™ reporting purposes.

PHLX Semiconductor Sector Index™ Security Eligibility Criteria

To be eligible for initial inclusion in the PHLX Semiconductor Sector Index™, a security must meet the following criteria:

•	the eligible security types generally include common stocks, ordinary shares, American Depositary Receipts, shares of beneficial interest, and limited partnership interests;
•	one security per issuer is permitted, but if an issuer has multiple securities, the security with the largest market capitalization will be considered for possible inclusion;
•	a security must be listed on the NASDAQ Stock Market, the New York Stock Exchange, NYSE American, or the CBOE Exchange;
•	the security must be classified as a company whose primary busines is involved in the design, distribution, manufacture, and sale of semiconductors;
•	each security must have a minimum market capitalization of $100 million;
•	each security must have traded at least 1.5 million shares in each of the six calendar months up to and including the month containing the reference date;
•	the security must have traded for at least three full calendar months, not including the month of initial listing, on a recognized market;
•	the security must have listed options on a registered options market in the U.S. or be eligible for listed options trading on a registered options market in the U.S.;
•	a security may not be issued by an issuer currently in bankruptcy proceedings; and
•	the issuer of the security may not have entered into a definitive agreement or other arrangement where the transaction is determined to be highly probable and would likely result in the security no longer being eligible.

PHLX Semiconductor Sector Index™ Reconstitution

The PHLX Semiconductor Sector Index™ selects constituents once annually in September. The security eligibility criteria are applied using market data as of the end of July. The PHLX Semiconductor Sector Index™ reconstitutions are announced in early September. PHLX Semiconductor Sector Index™ reconstitutions are effective at market open of the following trading day after the close of trading on the third Friday in September.

PS-13 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

PHLX Semiconductor Sector Index™ Rebalance

The PHLX Semiconductor Sector Index™ is rebalanced on a quarterly basis in March, June, September and December. The PHLX Semiconductor Sector Index™ rebalancing uses the total shares outstanding (the “TSO”) and last sale price (the “LSP”) of all PHLX Semiconductor Sector Index™ securities as of the prior month-end (February, August and November respectively). PHLX Semiconductor Sector Index™ rebalancing changes are announced in early March, June, September and December. PHLX Semiconductor Sector Index™ rebalancing changes are effective at market open of the following trading day after the close of trading on the third Friday in March, June, September and December.

PHLX Semiconductor Sector Index™ Constituent Selection

The PHLX Semiconductor Sector Index™ selects the 30 largest eligible semiconductor companies listed in the U.S., ranked by market capitalization.

PHLX Semiconductor Sector Index™ Weight Adjustments

The PHLX Semiconductor Sector Index™ employs a two-stage weight adjustment scheme. The initial weights of the PHLX Semiconductor Sector Index™ securities are determined by dividing each security’s market capitalization by the aggregate market capitalization of all securities included in the PHLX Semiconductor Sector Index™.

•	Stage 1: Initial index weights are adjusted to meet the following constraint, producing the Stage 1 weights:
o	No index security weight may exceed 8%.
•	Stage 2: Stage 1 weights are adjusted to meet the following Stage 2 constraints, producing the final weights:
o	For index securities with the five largest market capitalizations, Stage 1 weights are maintained.
o	For all other index securities, no weight may exceed 4%.
•	The final weights meet the following contraints:
o	No index security weight may exceed 8% of the PHLX Semiconductor Sector Index™, five index securities may exceed 4%.

PHLX Semiconductor Sector Index™ Maintenance

Deletion Policy

If, at any time other than PHLX Semiconductor Sector Index™ reconstitution, Nasdaq determines that a PHLX Semiconductor Sector Index™ security has or will undergo a fundamental alteration that would make it ineligible for PHLX Semiconductor Sector Index™ inclusion, the PHLX Semiconductor Sector Index™ security is removed as soon as practicable.

Replacement Policy

Securities may be added to the PHLX Semiconductor Sector Index™ outside of the PHLX Semiconductor Sector Index™ reconstitution when there is a deletion. The issuer with the largest market capitalization which is not in the PHLX Semiconductor Sector Index™ and meets all security eligibility criteria will replace the deleted security.

Corporate Actions

In the periods between scheduled index reconstitution and rebalancing events, individual PHLX Semiconductor Sector Index™ securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the PHLX Semiconductor Sector Index™. With the exception of certain corporate events, PHLX Semiconductor Sector Index™ securities are adjusted for corporate actions prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In the absence of one of those dates, there will be no adjustment to the PHLX Semiconductor Sector Index™ for such corporate action.

With respect to spin-offs, if the parent is a PHLX Semiconductor Sector Index™ security and there is a when-issued market for the spun-off company (the “spinco”), the price of the parent is adjusted downward for the value of the spinco. The value of the spinco is calculated as the spin-off ratio multiplied by the when-issued LSP of the spinco. There is no adjustment to the index shares of the parent. This will result in a divisor adjustment and the spinco is not added to the PHLX Semiconductor Sector Index™. If there is no

PS-14 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM

when-issued market for the spinco, then no price of index shares adjustment is made to the PHLX Semiconductor Sector Index™ security and the spinco is not added to the PHLX Semiconductor Sector Index™.

Index share adjustments

If the change in TSO arising from other corporate events is greater than or equal to 10%, the change is made as soon as practicable. If the change in TSO is less than 10%, then all changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December.

PHLX Semiconductor Sector Index™ Governance

The Nasdaq Index Management Committee (the “Nasdaq Index Committee”) approves all new index methodologies applicable to the PHLX Semiconductor Sector Index™. The Nasdaq Index Committee is comprised of full-time professional members of Nasdaq. The Nasdaq Index Committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect the PHLX Semiconductor Sector Index™ constituents, statistics comparing the composition of the PHLX Semiconductor Sector Index™ to the market, companies that are being considered as candidates for addition to the PHLX Semiconductor Sector Index™, and any significant market events.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into a non-exclusive license agreement with Nasdaq providing for the license to it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the PHLX Semiconductor Sector Index™ in connection with certain securities, including the notes.

The license agreement with Nasdaq provides that the following language must be stated in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by, Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the PHLX Semiconductor Sector Index™ to track general stock market performance.  The Corporations’ only relationship to JPMorgan Chase & Co., JPMorgan Financial and their affiliates is in the licensing of the Nasdaq® and PHLX Semiconductor Sector Index™ registered trademarks, service marks and certain trade names of the Corporations and the use of the PHLX Semiconductor Sector Index™ which is determined, composed and calculated by Nasdaq without regard to JPMorgan Chase & Co., JPMorgan Financial or the notes.  Nasdaq has no obligation to take the needs of JPMorgan Chase & Co. or JPMorgan Financial or the owners of the notes into consideration in determining, composing or calculating the PHLX Semiconductor Sector Index™.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE PHLX SEMICONDUCTOR SECTOR INDEX™ OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., JPMORGAN FINANCIAL, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PHLX SEMICONDUCTOR SECTOR INDEX™ OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PHLX SEMICONDUCTOR SECTOR INDEX™ OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PS-15 | Structured Investments

Auto Callable Return Enhanced Notes Linked to the Least Performing of the PHLX Semiconductor Sector IndexTM, the NASDAQ-100 Index® and the NASDAQ-100® Technology Sector IndexSM